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                                                                    EXHIBIT 11.1

                               REMEDY CORPORATION

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,          SEPTEMBER 30,
                                                        ------------------    --------------------
                                                         1997       1996        1997        1996
                                                        -------    -------    --------    --------
Primary
  Weighted average number of common shares
     outstanding......................................   27,789     26,497      27,363      26,224
  Incremental common shares attributable to shares
     issuable under employee stock plans..............    2,712      3,345       2,994       3,630
                                                         ------     ------     -------     -------
          Total shares................................   30,501     29,842      30,357      29,854
                                                         ======     ======     =======     =======
Net income:
  Amount..............................................   $8,113     $4,393     $19,061     $10,040
                                                         ======     ======     =======     =======
  Per share...........................................    $0.27      $0.15       $0.63       $0.34
                                                         ======     ======     =======     =======
Fully diluted
  Weighted average number of common shares
     outstanding......................................   27,789     26,497      27,363      26,224
  Incremental common shares attributable to shares
     issuable under employee stock plans..............    2,712      3,753       3,054       3,837
                                                         ------     ------     -------     -------
          Total shares................................   30,501     30,250      30,417      30,061
                                                         ======     ======     =======     =======
Net income:
  Amount..............................................   $8,113     $4,393     $19,061     $10,040
                                                         ======     ======     =======     =======
  Per share...........................................    $0.27      $0.15       $0.63       $0.33
                                                         ======     ======     =======     =======
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